UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2024

Verve Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40489	82-4800132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Brookline Avenue, Suite 601 Boston, Massachusetts	02215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 603-0070

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VERV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2024, the Board of Directors of Verve Therapeutics, Inc. (the “Company”) appointed Troy Lister, Ph.D., as Chief Scientific Officer of the Company, effective June 21, 2024 (the “Effective Date”), succeeding Andrew Bellinger, M.D., Ph.D., who will resign as the Company’s Chief Scientific Officer on the Effective Date.

Dr. Bellinger entered into a separation agreement with the Company (the “Separation Agreement”), effective as of May 30, 2024 (the “Agreement Date”), pursuant to which Dr. Bellinger will resign from his position as Chief Scientific Officer of the Company and from all other positions he holds as an officer or employee of the Company, effective as of the Effective Date. During the period between the Agreement Date and the Effective Date (the “Transition Period”), Dr. Bellinger has agreed to continue to serve as Chief Scientific Officer. During the Transition Period, Dr. Bellinger will continue to receive his base salary as in effect as of the Agreement Date and will remain eligible to participate in Company benefit plans.

Pursuant to the terms of the Separation Agreement, Dr. Bellinger is entitled to receive the following payments and benefits: (i) salary continuation payments of his monthly base salary, commencing on the first payroll period after the Effective Date, but no sooner than seven days after the Effective Date, and continuing for 12 months thereafter, less all applicable taxes and withholdings; (ii) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act for up to 12 months following the Effective Date, and (iii) a lump sum payment of $153,765, which is equal to 67% of his annual bonus for 2024 based on his target bonus percentage, less all applicable taxes and withholdings. In addition, the Separation Agreement provides that the number of shares subject to any unvested option awards granted to Dr. Bellinger prior to June 16, 2021 that would have vested had he remained an employee for nine months following the Effective Date shall be immediately vested and exercisable. Any equity awards that were granted to Dr. Bellinger after June 16, 2021 that are unvested as of the Effective Date shall cease vesting as of the Effective Date. All payments and benefits provided under the Separation Agreement are contingent upon the effectiveness and nonrevocation of the Separation Agreement and Dr. Bellinger’s continued compliance with the obligations therein.

The Separation Agreement also provides for, among other things, a release of claims by Dr. Bellinger, non-disclosure and non-disparagement obligations applicable to Dr. Bellinger and non-disparagement obligations applicable to the Company, and a non-competition provision applicable to Dr. Bellinger that extends to the one-year anniversary of the termination of the Advisor Agreement (as defined below). In addition, the Separation Agreement provides that the continuing obligations, including the confidentiality, assignment of inventions, and non-solicitation provisions, of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, dated as of March 9, 2020 (the “Employment Agreement”), between the Company and Dr. Bellinger remain in effect in accordance with their terms.

On the Agreement Date, the Company and Dr. Bellinger entered into an Advisor Agreement (the “Advisor Agreement”), to be effective as of the Effective Date. Under the Advisor Agreement, Dr. Bellinger has agreed to provide advisory services to the Company as requested by the Company from time to time. As consideration for his services under the Advisor Agreement, the Company has agreed to pay Dr. Bellinger a fee of $200 per hour. In addition, so long as the Advisor Agreement remains in effect, Dr. Bellinger will continue to be able to exercise his vested stock options that are outstanding as of the Effective Date in accordance with the terms of such applicable option agreements.

Either the Company or Dr. Bellinger may terminate the Advisor Agreement for any reason or no reason upon 30 days’ prior written notice to the other party, provided that the Company may not terminate for convenience prior to the two-year anniversary of the Effective Date. The Company may terminate the Advisor Agreement upon 24 hours prior written notice if Dr. Bellinger materially breaches the Advisor Agreement, the Separation Agreement and/or the Employment Agreement or immediately if Dr. Bellinger revokes his acceptance of the Separation Agreement.

The foregoing summaries of the Separation Agreement and the Advisor Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of each such agreement. The Company expects to file a copy of the Separation Agreement and the Advisor Agreement as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERVE THERAPEUTICS, INC.

Date: May 31, 2024	By:	/s/ Allison Dorval
Name: Allison Dorval
Title: Chief Financial Officer